Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-280746) and the Registration Statements on Form S-8 (File No. 333-137747, No. 333-153649, No. 333-153650, No. 333-205218 and No. 333-278741) of CBAK Energy Technology, Inc. (the “Company”) of our report dated March 31, 2026, relating to the Company’s consolidated financial statements (which report expresses an unqualified opinion with an emphasis paragraph on the substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China

March 31, 2026